Exhibit 10.19

To:	Dan Woodward, Sr. Vice President Product Delivery
From:	Jim Johnson, President and Chief Executive Officer
Date:	June 19, 2009

Re:	Amended Terms of Offer of Promotion

We are pleased to be able to inform you about an amendment to your current terms and conditions of employment with BakBone Software, Inc.

This change is in recognition of your continuous commitment to BakBone Software as an executive of this company and of the fact that recent offers to company executives at this level have included similar language.

Therefore, the first paragraph of the section entitled “Termination Provisions” is struck in its entirety and replaced with the following two paragraphs:

“If, at any time during your employment with BakBone, you are terminated for reasons other than cause, you will be entitled to six (6) months severance pay of your base salary payable in a lump sum, conditional upon a signed settlement and release agreement within thirty (30) days following the date of your termination. In no case shall the severance pay in the preceding sentence be paid later than the date that is 2 1/2 months following the end of the calendar year in which you are terminated.

Notwithstanding any inconsistent provision of this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of your termination, then the portion of your severance pay, together with any other severance payments or benefits that, in each case, may be considered deferred compensation under Code Section 409A, that would otherwise be payable within the six (6) month period following your termination will be paid in a lump sum on the date six (6) months and one (1) day following the date of your termination (or the next business day if such date is not a business day) or, if earlier, the date of death, provided you have complied with the requirements for such payment. Notwithstanding anything herein to the contrary, no actions taken pursuant to this paragraph shall reduce the total amount of payments and benefits owed to you and to be paid to you under this Agreement.”

I hope you agree that this change is equitable and fair and enhances the terms of your employment as an executive of BakBone Software. Please indicate your acceptance of this change by signing below and returning one original copy to me.

Thank you

/S/ JAMES JOHNSON
Jim Johnson
President and Chief Executive Officer

Accepted by:	/S/ DAN WOODWARD

Title:	Sr. VP Product Delivery

Date:	June 19, 2009

/S/ JAMES JOHNSON
James R. Johnson
President and Chief Executive Officer

Date	June 19, 2009